Exhibit 10.3

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

DEVELOPMENT AGREEMENT

This Development Agreement (this “Agreement”) is effective as of October 16, 2008 (the “Effective Date”) by and between ICM, Inc., a Kansas corporation with its principal place of business at 310 N. First Street, Colwich, KS 67030 (“ICM”) and Gevo, Inc., a Delaware corporation with offices at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 (“Gevo”) (Gevo and ICM are collectively referred to as the “Parties” and each individually as a “Party”). As used in this Agreement, the term “Affiliates” means and refers to any entity that controls, or is controlled by, or is under common control with, that entity.

WHEREAS, Gevo owns or has rights to certain technology, which allows for the development and production of butanol, propanol, pentanol and their respective isomers (the “Process”);

WHEREAS, ICM has pilot plant facilities for ethanol production and the capability to modify the pilot plant to perform commercial-scale isobutanol production trials in those facilities; and

WHEREAS, the Parties desire to set forth certain parameters of a commercial relationship between them beyond the plant trial; and

WHEREAS, Gevo and ICM desire to enter into an agreement for such isobutanol plant trial and such commercial relationship as further described below.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual promises and covenants set forth herein, the Parties hereto agree as follows:

1. Plant Trial Project. The Parties agree to perform the work described in the Plant Trial Protocol attached as Appendix I intending to meet the stated objectives outlined in the Plant Trial Protocol (the “Project”). The Parties agree to conduct the Project using competent and trained personnel, proper equipment, safe procedures and conditions at all times in the conduct of such work. Gevo will provide ICM with process technology and suitable quantities of microorganisms (the “Test Materials”) as described in Appendix I. ICM will use the Test Materials solely for the Project and will not provide the Test Materials to any third party without the prior written consent of Gevo. Because the Test Materials have not received the appropriate regulatory approval, ICM agrees that the Test Materials, and any residues, by-products or co-products from the Test Materials (including, but not limited to distiller’s dried grains with solubles), will not be commercially sold or used by ICM but will be disposed of as directed by Gevo at Gevo’s cost, pursuant to Section 7 hereof. The Project will be conducted at ICM’s St. Joseph, Missouri, pilot plant facility (the “Plant”). During the Project Term (as defined in Section 9), (i) ICM shall provide Gevo with reasonable access to areas of the Plant where the Project is being performed, subject, however, to ICM’s site security and safety procedures; and (ii) ICM will not allow any third parties access to the area of the Plant where the Project is being conducted unless they are necessary to perform the Project or unless ICM receives the Gevo Project Leader’s consent. ICM will conceal or cover the Equipment (as defined in Section 23.2), using a mutually agreeable method, at all times when the Project is not being conducted.

2. Data. ICM shall provide Gevo with all data generated in connection with this Project including, but not limited to, process data and analytical results for this Project and as further described in the Plant Trial Protocol (“Data”). Data will be provided to Gevo when it is recorded and will be deemed at all times to be the sole property of Gevo, subject to ICM’s rights as described in Sections 10.2 and 11. Nothing in this Agreement shall prevent ICM from maintaining the Data as part of its historical database, provided that ICM complies with the provisions of this Agreement, including but not limited to Section 10 hereof.

3. Scheduling. The Parties shall perform the Project in accordance with the scheduling described in the Plant Trial Protocol. The schedule can be modified as needed by mutual written agreement of the Parties.

4. Dispute Resolution. Except for any payment obligations hereunder, if an unresolved dispute arises out of or relates to this Agreement, or breach thereof, either Party may refer such dispute to the Chief Executive Officer of ICM and Gevo’s Chief Executive Officer or their nominees for good faith negotiation toward a resolution. If such dispute is not resolved within forty-five (45) days after such referral, then either Party may thereafter pursue other remedies.

5. Project Leader. Each Party will appoint a project leader (“Project Leader”) to coordinate its part of the Project. The Project Leaders will be the primary contacts between the Parties with respect to the pilot plant modifications and the subsequent research conducted under the Project. Either Party may change its Project Leader upon written notice to the other Party. It is anticipated that a certain amount of training and technical transfer may be required to facilitate the effectuation of the Project. The Project Leaders will facilitate this training and technical transfer. The Project Leader for Gevo will be […***…] and the Project Leader for ICM will be […***…].

6. Excusable Delays. Except for any payment obligations hereunder, neither Party shall be liable to the other for any delay or failure in performance on its part if and to the extent such failure or delay is due to circumstances beyond such party’s reasonable control, including but not limited to, acts of God, strikes, slow-downs, errors in manufacture of materials, fire, shortage of materials, shortage of labor, government orders, or changes to the Project or its protocols hereunder which are not approved in advance by such Party, and such Party shall not be liable in any event for consequential or special damages on account of any such delay or failure in performance. ICM shall be excused from continued performance of the Project for the duration of any such delay, and the period of performance shall be extended as may be necessary to enable ICM to perform after the cause of the delay has been removed.

7. Ownership and Disposal of Test Materials. All Test Materials are the sole property of Gevo, and any unused Test Materials shall be returned to Gevo or destroyed (at Gevo’s cost and election and as communicated to ICM in writing by Gevo) upon the conclusion of the Project. Gevo shall own all isobutanol process streams, distiller’s dried grains with solubles, and waste materials. In performing the Project, ICM shall comply with all applicable local, state, and federal rules and regulations, including but not limited to those required by the USDA and FDA.

*    Confidential Treatment Requested

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without reference to its conflict of laws principles.

9. Project Term. With respect to the Project, this Agreement is effective as of the Effective Date set forth above and will terminate on December 31, 2010 (the “Project Term”), unless otherwise agreed by the Parties in writing. Gevo may terminate the Project without cause at any time, with termination effective thirty (30) days after Gevo’s delivery to ICM of written notice of termination. Gevo or ICM also may terminate the Project immediately upon the other party’s material breach of Article 10 (“Confidentiality”) or Article 11 (“Intellectual Property”) or any time prior to the start of the Project. If Gevo terminates this Agreement prior to the start of the Project, or at any time during the Project Term, it will remain responsible to pay to ICM all amounts owed pursuant to Section 23 as of the effective date of such termination, including but, not limited to, all costs incurred by ICM for construction and modification of the Plant for purposes of the Project.

10. Confidentiality.

10.1 General. The confidentiality provisions set forth on Appendix III shall govern the transfer of information between the Parties with respect to the transactions contemplated by this Agreement.

10.2 License Agreement. Gevo hereby grants a perpetual, non-exclusive and fully paid up license to ICM to use and disclose any data that ICM uses, maintains, and/or records on a regular or routine basis to manage, operate, supervise and or modify ICM’s Plant related to […***…], that would otherwise be deemed “Confidential Information” of Gevo, provided that (a) Gevo has consented in writing to any such specific disclosure (which consent will not be unreasonably withheld) and (b) any third party to whom ICM desires to disclose such information after the termination of this Agreement has, prior to such disclosure, consented in writing to be bound by the specific confidentiality provisions of this Section 10, in each instance to the benefit of the Parties hereto.

11. Intellectual Property Developed During Project. Right, title and interest to any intellectual property, including intellectual property rights to Test Materials, Data, any invention, know-how, data and information developed by ICM in connection with the Process at the Plant during the Project Term and while performing the Project shall accrue to the benefit of Gevo (the “Gevo IP”). Gevo will control, in its sole discretion, the preparation, filing, prosecution, maintenance and enforcement of all intellectual property rights in the Gevo IP.

The Parties agree that intellectual property jointly developed during the Project Term, beyond the scope of the Project, will be jointly owned (the “Project Joint IP”). To the extent that joint inventorship or joint ownership of Project Joint IP does not automatically vest jointly in both Parties by operation of law, each Party does hereby assign to the other Party joint rights in all Project Joint IP. Each Party shall disclose promptly in writing to the other any Project Joint IP of which it becomes aware.

*    Confidential Treatment Requested

In the event that a Party desires to seek a patent or other governmental registration for any of the Project Joint IP, the Parties shall promptly meet to discuss and determine whether to seek any such registration. If the Parties decide to seek such registration(s), then Gevo shall have the primary obligation to prepare, file, prosecute, and maintain any applications and registrations in such jurisdictions and using counsel selected by Gevo and agreed to by ICM, such agreement not to be unreasonably withheld, or conditioned. Gevo shall consult with and give ICM a reasonable opportunity to review and comment on the text of any application for registration before filing, shall reasonably consider and address any such comments as ICM may supply, and shall supply ICM with a copy of each such application as filed, together with notice of its filing date and application number. Gevo shall keep ICM advised of the status of the actual and prospective filings with respect to any applications or registrations (including, without limitation, administrative office actions, comment, and requirements, the filing of interferences or other third-party proceedings, and the grant of any patents or other registrations), shall consult with and provide ICM with a reasonable opportunity to comment on all correspondence received from and all proposed submissions to be made to any government patent office or authority related to the filing, prosecution, and maintenance of such patent filings, and shall reasonably consider and address any such comments, all to be conducted and accomplished using Gevo’s reasonable commercial efforts.

ICM shall reimburse Gevo for […***…] incurred by Gevo in connection with preparing, filing, prosecuting, and maintaining such applications and registrations (other than out-of-pocket expenses for inventorship and ownership determinations and disputes as between the Parties), which reimbursement will be made within thirty (30) days of receiving invoices, such invoices to be submitted by Gevo no more often than once per calendar quarter. Upon request, Gevo shall provide ICM with supporting documentation demonstrating and detailing the expenses so incurred.

If Gevo elects not to file an application for registration for any such Project Joint IP, or to cease the prosecution and/or maintenance of any such applications or registrations (except for abandonment of a patent application in favor of a patent application subsequently filed for purposes of continuing the prosecution of patent rights claiming the inventions included in the abandoned patent application), Gevo shall provide ICM with written notice immediately upon the decision to not file or continue the prosecution or maintenance of such applications or registrations. In such event, Gevo shall permit ICM, at ICM’s sole discretion, to file and/or continue prosecution and/or maintenance of such applications and/or registrations at ICM’s own expense. If ICM elects to continue such prosecution or maintenance, Gevo shall do such things that are reasonably necessary to enable ICM to continue such prosecution or maintenance.

12. Representations and Warranties. While performing their respective obligations under the Project, ICM and Gevo represent and warrant that they will comply with all applicable state and governmental regulatory requirements, the Plant Trial Protocol, any written standard operating procedures mutually agreed upon by the Parties, and the terms of this Agreement. Each Party represents and warrants to the other Party that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein. Each Party represents and warrants that as of the Effective Date neither it nor any of its Affiliates is a

*    Confidential Treatment Requested

party to any agreement or arrangement with any third party or under any obligation or restriction, including pursuant to its organizational documents which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement, and that none of them shall enter into any such agreement, or so modify any existing agreement, during the term of this Agreement which would conflict with its ability to fulfill any of its obligations under this Agreement.

13. Press Release. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to obtaining the written consent of the other Party as to the content and making of such release. Such consent shall not be unreasonably withheld.

14. Liability. Excluding breaches of Article 10 (Confidentiality), in no event shall any Party be liable to any other Party for any loss of profits, downtime costs, loss of use of equipment or facilities, lost business revenue or for any special incidental, indirect or consequential damages directly or indirectly related to this Agreement, whether such claim for damages is based in contract, tort (including negligence) or at equity.

15. Disclaimer of Warranties. Except for the warranties set forth in Section 12 of this Agreement, neither Party makes any warranties, written, oral, express or implied, with respect to its performance under this Agreement or the results thereof. EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

16. Indemnification. ICM shall indemnify, defend and hold Gevo, its employees, contractors and/or agents (together “Gevo’s Agents”) harmless from any claims, demands, liabilities, damages, penalties, costs and expenses, including reasonable attorney’s fees and costs which may be incurred by Gevo as a result of or related to (a) a breach by ICM of any representation and warranty set forth in Section 12, or (b) the negligence or willful misconduct of ICM, its employees, contractors and/or agents (together “ICM’s Agents”) related to ICM’s duties under this Agreement; provided, however, that Gevo shall not be entitled to indemnification for any damages incurred to the extent they result from the negligent acts, willful misconduct or omissions of Gevo or Gevo’s Agents.

Gevo shall indemnify, defend and hold ICM, its employees and ICM’s Agents harmless from any claims, demands, liabilities, damages, penalties, costs and expenses, including reasonable attorney fees and costs, which may be incurred by ICM as a result of or related to (a) a breach by Gevo of any representation and warranty set forth in Section 12, (b) the negligence or willful misconduct of Gevo or Gevo’s Agents related to Gevo’s duties under this Agreement, or (c) which are based on any claims that the Gevo technology used in the Process infringes on any third party rights, including patent, trade secret, or other intellectual property rights; provided, however, that ICM shall not be entitled to indemnification for any damages incurred to the extent they result from the negligent acts, willful misconduct, or omissions of ICM or ICM’s Agents.

17. Status of Parties. The Parties acknowledge and agree that the relationship between the Parties is not that of agent and principal or employer and employee, but rather the Parties are each independent contractors.

18. Injunctive Relief. The obligations under Sections 10, 11, 12 and 24 of this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage for which there is no adequate remedy at law; and, in the event of such breach, the non-breaching Party will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper.

19. Unenforceability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

20. Assignment. This Agreement may not be assigned by either Party without the expressed prior written consent of the other Party. Such consent shall not be unreasonably withheld. Notwithstanding the foregoing, either Party may assign or otherwise transfer any and all rights and obligations under this Agreement to any successor in interest of over fifty percent (50%) of its entire business or its Affiliates at such Party’s sole discretion, without the prior consent of the other Party. Any successor in interest under this Agreement will assume and be bound by the same obligations and responsibilities the assigning Party has assumed herein. Any attempted assignment in violation of this Section 20 shall be null and void.

21. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous negotiations, communications, and other agreements whether written or verbal, between the Parties. This Agreement and the Plant Trial Protocol shall not be modified without the prior written consent of each Party. In the event that the terms of the Plant Trial Protocol are inconsistent with the terms of this Agreement, this Agreement shall control, unless otherwise explicitly agreed to in writing by the Parties. All appendices are incorporated herein by reference and made a part of this Agreement.

22. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given (a) on receipt, if delivered personally or by facsimile transmission (receipt verified), (b) three days after deposit, if mailed by registered or certified mail (return receipt requested), postage prepaid, or (b) the next business days, if sent by nationally recognized express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Gevo:	Brett K.E. Lund, J.D, M.B.A.
Vice President & General Counsel
Gevo, Inc.
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112

Telefacsimile: (303) 858-8431

If to ICM:	ICM, Inc.
Attn: General Counsel
310 N. First Street
Colwich, KS 67030
Telefacsimile (316) 796-0570

23. Project Costs. The Parties agree to share the costs of the Project as follows:

23.1 Engineering Fees. ICM agrees to provide the engineering services necessary for the Project at a rate of […***…]. A schedule of ICM’s current standard rates is attached hereto as Appendix II. Gevo will pay ICM such engineering fees […***…].

23.2 Equipment. Any additional equipment required for the Project will be ordered and installed in the Plant by ICM (the “Equipment”). The Equipment will be installed on skids or such other mutually agreeable manner as to facilitate its removal at the conclusion of the Project. Gevo will pay all costs associated with the purchase, shipping and installation of the Equipment and will own all right, title and interest in the Equipment. Gevo will remove the Equipment at the conclusion of the Project and pay all costs associated with its removal and shipping.

23.3 Plant Modification Costs. ICM shall be responsible for any necessary modifications to the Plant for purposes of the Project. The costs of any such modifications shall be paid entirely by Gevo, at […***…]. For purposes of this provision, the Parties agree that the term “cost” shall include, but not be limited to, the following: (i) the actual third party invoices to ICM for services, labor, equipment, material and suppliers, at the agreed billing rate between ICM and each services provider, subcontractor, and supplier; (ii) the applicable billing rate for ICM labor and expenses; and (iii) the sales/use tax owed pursuant to applicable law on all materials and equipment incorporated in the Project.

23.4 Project Fee. Gevo will pay to ICM a project fee (“Project Fee”) that will be based on […***…]. […***…] At the inception of each plant trial run or experiment, the ICM and Gevo Project Leaders will determine the labor, equipment, and material resources required for a particular experiment, and agree to an expense plan (“Expense Plan”) to go along with the experimental plan. ICM will invoice Gevo based on the Expense Plan; provided that the Expense Plan shall be modified for stopping an experiment early, extending an experiment during progress, altering the experimental scope, use of raw materials in different quantities than planned, or for other events that are not specifically contemplated when the Expense Plan was set. All modifications will be based on the actual resources utilized using the Appendix IV rates.

23.5 Payment. Gevo agrees to pay all Project Costs described in Sections 23.1, 23.2, 23.3 and 23.4 within thirty (30) days after receiving an invoice from ICM. The Project Fee described in

*    Confidential Treatment Requested

Section 23.4 will be paid by Gevo to ICM at the beginning of each week with the necessity of ICM providing Gevo with an invoice. If any payment owed by Gevo to ICM is not paid when due, ICM, at its option, may charge Gevo interest on such past due amount at the rate of […***…].

24. Headings. Headings are for convenience only and shall not affect the interpretation of this Agreement.

25. Survival. Sections 2, 4, 7, 8, 10-12, 14-16, 18, 22-23 and 25 shall survive the termination or expiration of this Agreement (except in each case to the extent such provisions are self-limiting in duration).

26. Counterparts. This Agreement may be executed in multiple counterparts, which together shall constitute one agreement. Signatures received by facsimile shall be considered original signatures.

27. Interpretation. The interpretation of this Agreement shall be governed by the following rules:

(A)	all dollar figures shall mean the lawful currency of the U.S.A., unless expressly stated otherwise;

(B)	words importing the singular include the plural, and vice versa;

(C)	words importing the masculine gender, include the feminine and neuter, and vice versa;

(D)	where a reference is made to a “day”, “week”, “month” or “year”, the reference is to the calendar period;

(E)	in the calculation of time, the first day shall be excluded and the last day shall be included;

(F)	a reference in this Agreement to an article or section shall mean an article or section of this Agreement, as the case may be. Article and section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and

(G)	the word “including” means without limitation; and the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.

28. Drafted Jointly. The Parties have participated jointly in the negotiations and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, there shall be no presumption or burden of proof which arises favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

*    Confidential Treatment Requested

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

ICM, Inc.		Gevo, Inc.

By:	/s/ Christopher M. Mitchell	By:	/s/ Patrick Gruber
	Christopher M. Mitchell, Vice-President		Patrick Gruber, Chief Executive Officer

Appendix I: Plant Trial Protocol

INTRODUCTION

Gevo, Inc.’s industry focus is on the next generation of advanced biofuels. To create advanced biofuels, GEVO has developed a proprietary process to convert sugars based on crops and agricultural waste products into different types of renewable, alcohol-based, liquid fuels. A pilot plant for the production of iso-Butanol has been installed in the Englewood, CO facility and GEVO is now looking at installing their proprietary process for producing iso-Butanol in an ICM 1 million gallon per year corn drying ethanol demonstration facility.

SCOPE OF WORK

ICM will lead Engineering, Procurement, General Construction Management and Qualification / Startup activities. Delivery of a complete engineering package including equipment sizing, specifications, and drawings will be delivered to Gevo at the end of the construction phase after as-built drawings are completed.

Additionally ICM will supply operations support including operators and technicians in conjunction with Gevo technical staff to operate the facility during the demonstration run activities.

Gevo will supply process technology information, engineering, design, and startup support as necessary to meet project objectives. Gevo personnel will be present to lead demonstration trials.

Gevo will need to maintain ownership during the trials and will be responsible for the cost of removing the equipment.

PILOT EQUIPMENT REQUIRED FOR GEVO’s PROCESS

Below is a table outlining the major equipment required to integrate the Gevo butanol process into a corn dry mill ethanol facility. As engineering details are developed additional equipment will be indentified and detailed. Included at the end of this appendix is an Equipment Specification working document that will be used to communicate equipment design criteria and comments.

Major Equipment Summary

Description	Quantity	Comments
[…***…]	[…***…]	[…***…]

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MILESTONES & SCHEDULE

Gevo desires to have the demonstration facility operational in 2009 to support commercialization activities. Ideally the schedule would be:

This proposed schedule will be adjusted as required by the Project Managers. Gevo desires to engineer, procure & install the equipment as soon as is practically feasible.

Activity Schedule for 1 Million Gallon Demonstration Facility	Planned Start	Planned Completion
Basic Design completed (P&ID’s, control loops, major equipment sized)	7/15/2008	11/7/2008
Detailed Design	11/8/2008	12/15/2008
Major equipment specification sheets completed	10/13/2008	10/27/2008
Major equipment quotes received	11/3/2008	11/28/2008
Major equipment orders placed	11/24/2008	12/7/2008
Major equipment orders placed	11/24/2008	1/20/2009
Construction	TBD	TBD
Mechanical Completion		3/20/2009
Qualification and Water Batch Startup	3/21/2009	4/5/2009
Demonstration Operational		4/5/09

PLANT TRIAL PROTOCAL

2. Operation of Fermentation and Recovery in Semi-commercial scale equipment	Planned Start	Planned Completion	Biocatalyst	Carbohydrate Source
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

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2. Operation of Fermentation and Recovery in Semi-commercial scale equipment	Planned Start	Planned Completion	Biocatalyst	Carbohydrate Source
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

The schedule and timing for all trials is subject to the agreement of the ICM pilot plant manager. The details for each trial shall be mutually agreed upon by the Gevo and ICM pilot plant managers.

GEVO, INC. – ISOBUTANOL PROCESS EQUIPMENT DESCRIPTION

CONFIDENTIAL INFORMATION

TABLE OF CONTENTS

1.	EXECUTIVE SUMMARY		15

2.	DOCUMENT DESCRIPTION		15

3.	FEED STOCK VARIATIONS		15

	3.1	CORN	15
	3.2	FRUCTOSE / SUCROSE / DEXTROSE / OTHER LIQUID SUGARS	15
	3.3	CELLULOSE / FIBER

4.	FERMENTATION

	4.1	E-COLI
	4.2	YEAST

[…***…]

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[.…***…]

13.	MATERIAL OF CONSTRUCTION

14.	STERILIZATION

15.	STORAGE TANKS

16.	CONTROLS

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1.	Executive Summary

Gevo, Inc.’s industry focus is on the next generation of advanced biofuels. To create advanced biofuels, GEVO has developed a proprietary process to convert sugars based on crops and agricultural waste products into different types of renewable, alcohol-based, liquid fuels. A pilot plant for the production of iso-Butanol has been installed in the Englewood, CO facility and GEVO is now looking at installing their proprietary process for producing iso-Butanol in a HOST FACILITY 1 million gallon per year corn drying ethanol demonstration facility.

2.	Document Description

This document describes the overall conceptual design of the Corn Drying Ethanol Demonstration Facility and specifically the equipment required to produce iso-Butanol. The specification will include equipment that is required for iso-Butanol production and also equipment that GEVO assumes is installed for ethanol production at the host facility. It will also list general utilities that are required at the site.

In addition to providing the general equipment requirements, this document will also outline equipment required for various feed stocks and fermenting microorganisms.

3.	Feed Stock Variations

3.1	Corn

It is anticipated that the Corn Starch Pretreatment process block will include liquefaction utilizing a mixing box and liquefaction slurry tank and/or loop producing corn mash with enzymes suitable for Simultaneous Saccharification and Fermentation (SFF).

It is assumed that the host facility process to be installed for corn pretreatment is suitable as is for the Gevo process.

3.2	Fructose / Sucrose / Dextrose / Other Liquid Sugars

It is desirable to install equipment that would allow for fermentation using alternate liquid based sugars. The proposal is to modify one of the four 10,000 gallon fermentors to allow for liquid sugar feed. Sterilization would be done with filtration or in-vessel sterilization (depending on costs and existing equipment capability).

Sugars to be delivered by tank trucks and pumped to (1) dedicated 10,000 gallon fermentor via an unloading pipeline. Length and size of line TBD. Transfer material to second fermentor which is outfitted for the sugar source feed. Alternately the sugar could be fed directly from the tanker to the fermentation vessel, but demurrage charges will apply. Simple batch or fed batch fermentations are adequate to demonstrate the feasibility.

Alternate liquid based sugars to be processed may include cane molasses, dextrose, fructose, cellulose hydrolizate, or other available biomass based liquid carbohydrate sources. Gevo is responsible for identifying the source and supplying the alternate liquid based sugars.

[…***…]

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[…***…]

8.	Beer Still

The existing HOST FACILITY beer still will be utilized.

Beer still feed streams will be from fermentor and liquid / liquid separator #1.

Size: to be reviewed.

Temperature: to be reviewed.

Pressure: to be reviewed.

[…***…]

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[…***…]

14.	Storage Tanks

Feed stock – from tankers or hold in 10,000 gallon fermentor.

Media: TBD

Microorganisms: TBD

Iso-Butanol product: TBD

[…***…]

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Appendix II: ICM Standard Rate Schedule

[SEE ATTACHED]

PROFESSIONAL

SERVICES

SCHEDULE

Effective January 1, 2008

310 N. First Street

P.O. Box 397

Colwich, KS 67030 USA

Phone: (316) 796-0900

Fax: (316) 796-0570

www.icminc.com

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law. © 2008 ICM, Inc. All rights reserved.

This Professional Services Schedule (“Schedule”) is effective for charges incurred on and after January 1, 2008. All amounts are quoted in U.S. dollars and are to be paid in U.S. dollars by ACH or wire transfer. Unless changed in a written notification from an executive officer of ICM, Inc. (“ICM”), ICM’s wire transfer instructions are as follows: Institution: Intrust Bank; ABA Routing Number: 101100029; Account Name: Operating Account; Account Number: […***…]. All wire transfer instructions must reference the invoice number(s) being paid.

PERSONNEL RATES

All personnel are charged to each ICM project for actual time spent in direct support of the project. ICM’s invoice will list the specific individuals who have worked on the project and the number of hours worked by each listed individual. Labor charged to projects is invoiced based upon personnel classification. A listing of individuals within each classification will be provided at the Owner’s request. The rate per hour for each classification follows.

Expert Witness                                              […***…]

Consultant II

Consultant I

Principal III

Principal II

Principal I

Project Manager III

Project Manager II

Project Manager I

Engineer/Associate/Specialist V

Engineer/Associate/Specialist IV

Engineer/Associate/Specialist III

Engineer/Associate/Specialist II

Engineer/Associate/Specialist I

General Superintendent

Superintendent

Shutdown Coordinator

Programmer II

Programmer I

Trainer IV

Trainer III

Trainer II

Trainer I

Maintenance II

Maintenance I

Safety II

Safety I

Field Representative

Field Support

Designer III

Designer II

Designer I

Principal Scientist

Scientist

Lab Technician

Pilot Plant Operator

Administrative

Craftsman III

Craftsman II

Craftsman I

Professional Services Schedule 01/01/2008

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.

© 2008 ICM, Inc. All rights reserved.

*    Confidential Treatment Requested

AIRCRAFT RATES

The use of ICM’s privately owned aircraft is invoiced at […***…]. Current rates will be provided at the Owner’s request.

OTHER PROJECT COSTS

Other project costs are invoiced at […***…], unless a different fee is specified in a separate written agreement between ICM and the invoiced party. These costs may include, but are not limited to, the following:

•	Travel expenses, including commercial airfare, lodging, ground transportation, meals and incidentals related to the foregoing.

•	Priority mail, delivery/courier service, express mail and regular postage.

•	Third party legal services and other professional services.

•	Rent of offices other than ICM’s corporate offices.

•	Outside reproduction, blueprint, printing, photographic supplies and services.

•	Additional insurance coverage limits beyond the standard limits and coverages provided by ICM. Coverages and limits will be provided at the Owner’s request.

•	Losses not covered by insurance maintained to jointly protect Owner and ICM.

•	Permits, licenses, inspections and other fees.

•	All amounts paid pursuant to subcontracts.

•	All costs incurred for rental equipment and tools, including delivery, set-up and demobilization expenses.

•	Utilities incurred at the project site.

•	Specialty manufacturing supplies and small tools.

Equipment purchased by ICM for a particular project will be invoiced at the rate specified in a separate written agreement between ICM and the invoiced party.

TAXES

Taxes on labor, materials or services assessed by any taxing authority will be invoiced as a separate line item […***…].

INVOICING

Invoices for project costs under this Schedule will generally be issued monthly and/or at the completion of the project.

SCHEDULE REVISIONS

This Schedule is subject to revision at ICM’s discretion, unless otherwise provided by written agreement.

Professional Services Schedule 01/01/2008

This document contains confidential and proprietary information and constitutes a trade secret under federal and state law.

© 2008 ICM, Inc. All rights reserved.

*    Confidential Treatment Requested

Appendix IV: Expense Plan Rates

1.	Labor Rates:

Operators […***…] Lab Technicians Scientist Plant Manager DCS – Software Controls Engineer 1 Principal Scientist

2.	Facilities Fee: […***…] per day

The Facilities Fee is based on the usage of 100% of the pilot plant for 24 hours of operation and includes costs for equipment and utilities. The Facilities Fees may be prorated as agreed in the Expense Plan.

3.	Raw Materials and Consumables:

Raw materials and consumables supplied by ICM will be charged to Gevo on a […***…] basis. […***…]. The raw materials and consumables expected to be used in the experiment shall be listed in the Expense Plan. Only raw materials and consumables actually used will be included in the ICM invoices.

*    Confidential Treatment Requested